Exhibit 99.1

May 11, 2021

Array Technologies, Inc. Reports Financial Results for the First Quarter 2021

First Quarter 2021 Financial Highlights
•    Revenue of $245.9 million
•    Net Income of $2.9 million
•    Basic and Diluted Earnings per share of $0.02
•    Adjusted EBITDA of $34.5 million(1)
•    Adjusted Basic and Diluted Net Income per share of $0.19(1)

(1) A reconciliation of the GAAP to the most comparable Non-GAAP results is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies, Inc. (Nasdaq: ARRY), one of the world’s largest manufacturers of ground-mounted systems used in solar energy projects, today announced financial results for its first quarter ended March 31, 2021.

“Revenues for the first quarter of 2021 were in line with our expectations and Adjusted EBITDA was slightly below our expectations as a result of higher than expected logistics costs. Results were lower compared to last year because of the unseasonably high volume of shipments we had in the first quarter of 2020 to customers that were ‘safe harboring’ tracker systems in connection with the ITC step-down” said Jim Fusaro, Chief Executive Officer of Array Technologies.

Mr. Fusaro continued, “Demand for our products remains strong with quoting activity at the highest levels we have seen in our history. We believe the superior value that our tracker system delivers is being recognized by a growing number of EPCs, developers and asset owners and is underscored by the up to 4 GW award that we recently received from Primoris, one the largest solar EPCs in the U.S.”

“At the same time as we are seeing record demand for solar, our industry is contending with increases in steel and shipping costs that are unprecedented both in their magnitude and rate of change. From Q1 2020 to Q1 2021, spot prices of hot rolled coil steel, the primary raw material used in our products, more than doubled and have continued to increase in the second quarter with spot prices up over 10% since April 1st. Steel represents almost half of our cost of goods sold and we do not hold large amounts of steel inventory, so a significant increase in the price of steel over a short period of time can negatively impact our results.

“The continuing increases in both steel and freight costs will impact our margins in the second quarter and potentially in subsequent quarters if prices do not normalize. We are taking several actions to mitigate the impact on the balance of the year, including passing through higher commodity and shipping costs to our customers, fixing commodity prices with our suppliers, entering into long-term contracts with freight providers, further diversifying our supply base, and increasing order lead-times to give us more time to procure raw material.”

“Importantly, we believe our competitors are being impacted by the same cost increases that we are experiencing and, in certain cases, much more significantly because their smaller size gives them less buying power with suppliers. We believe the near-term pressure that is being created by the current environment may enable us to accelerate our market share gains because some of our competitors may not be able to deliver on customer commitments given their inability to procure raw materials at a competitive price or at all.”

Mr. Fusaro concluded, “We believe that what we are seeing in steel prices and shipping costs is temporary and does not suggest to us a permanent change in our cost structure, margins or market opportunity. The outlook for solar is extraordinarily favorable – businesses and consumers are accelerating their efforts to decarbonize, the regulatory environment is extremely constructive and solar with trackers has demonstrated it is the lowest cost and most environmentally friendly form of new generation. We believe steel prices and shipping costs will normalize once the ‘restart’ of the global economy is complete following the pandemic shutdowns. As inventory is rebuilt and supply chains refill, we are confident we will see more rational pricing. In the meantime, we will aggressively work our mitigation efforts and look for opportunities to use the current environment to play offense by leveraging our size and scale.”

First Quarter 2021 Financial Results
Revenues decreased 44% to $245.9 million compared to $437.7 million for the prior-year period, primarily driven by a reduction in the amount of ITC safe harbor related shipments.

Gross profit decreased 63% to $43.9 million compared to $118.4 million in the prior year period, driven primarily by lower volume in the quarter. Gross margin decreased from 27% to 18%, driven by less revenue to absorb fixed costs, higher margins on the 2020 safe harbor shipments, higher input costs due to a rapid increase in commodity prices and greater freight costs resulting in part from disruptions caused by the winter storm in Texas as well as port closures and congestion.

Operating expenses increased to $30.8 million compared to $17.1 million during the same period in the prior year, primarily as a result of a $6.2 million increase in equity-based compensation due to the transition to being a public company, $2.4 million of one-time costs related to our common stock follow-on offerings, and higher costs associated with being a public company and an increase in headcount to support our product development and international growth initiatives.

Net income was $2.9 million compared to income of $73.7 million during the same period in the prior year, and basic and diluted income per share were $0.02 compared to basic and diluted earnings per share of $0.61 during the same period in the prior year.

Adjusted EBITDA decreased 69% to $34.5 million, compared to $110.7 million for the prior-year period.

Adjusted net income decreased 71% to $23.7 million compared to $82.3 million during the same period in the prior year, and adjusted basic and diluted adjusted net income per share was $0.19 compared to $0.69 during the same period in the prior year.

Executed Contracts and Awarded Orders
Total executed contracts and awarded orders at March 31, 2021 was $777.1 million.

First Quarter 2021 Highlights and Recent Developments
•On April 13, 2021 we announced that we obtained ISO 9001:2015 certification from DQS Inc. for our production facility as of January 22, 2021. ISO 9001 quality management system standards are designed to help organizations ensure they address the needs of customers and stakeholders while meeting statutory and regulatory requirements related to a product or service.

•On April 26, 2021, we entered into an agreement to supply up to 4.0 GW of our DuraTrack HZ v3 trackers to Primoris Services Corporation, a leading provider of specialty contracting services. Deliveries under the agreement will commence in June 2021.

•Today we announced an agreement with Nucor Corporation which will produce certain components of our tracker system and support the co-development of future components for Array’s next generation of products. This agreement also ensures security of supply and static pricing for a portion of our materials in 2021.

•    Today we also announced the appointment of Jayanthi “Jay” Iyengar to the Company's Board of Directors (the “Board”), effective on May 10, 2021. In connection with Ms. Iyengar’s appoint to the Board, Peter Jonna has resigned from his role as a director, effective as of May 10, 2021.

•    Since January 1, 2021 we have been awarded nine contracts totaling 350 MWs from international customers, including our first ever awarded order from a large European IPP that had previously purchased exclusively from European tracker suppliers.

Full Year 2021 Guidance Update
“Given the continuing increases we are seeing in steel and freight costs as well as our ongoing review of open contracts to assess what costs we will pass on to customers, we are not able to affirm our previously provided guidance for the full year. We expect to update our guidance once we have completed the review of all of our open purchase orders and commodity and shipping prices remain stable for a long enough period of time to give us confidence in using them to develop a forecast for the remainder of the year.” said Nipul Patel, Chief Financial Officer of Array Technologies.

Conference Call Information
Array management will host a conference call today at 5:00 p.m. Eastern Time, to discuss the Company’s financial results. The conference call can be accessed live over the phone by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13718993. The replay will be available until 11:59 p.m. (ET) on May 25, 2021.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies is a leading global technology company providing tracker solutions and services for utility-scale solar energy projects as one of the world's largest manufacturers of ground-mounted systems. With efficient installation and terrain flexibility coupled with high reliability, durability, and performance, Array delivers a lower levelized cost of energy. The Company's focus on innovation, combined with its customer-centric approach, has helped achieve some of the industry's best returns. Array Technologies is headquartered in the United States with offices in Europe, Central America, and Australia.

Investor Relations Contact:
Array Technologies, Inc.

Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes unaudited financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii) remeasurement of the fair value of contingent consideration, (viii) ERP implementation costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) equity-based compensation, (iv) remeasurement of the fair value of contingent consideration, (v) ERP implementation costs, (vi) certain legal expense, (vii) other costs, and (viii) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We define Adjusted Net Income per share as Adjusted Net Income divided by the diluted weighted average number of shares outstanding for the applicable period.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands except share and per share amounts)

	March 31,	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$19,133	$108,441
Accounts receivable, net	121,921	118,694
Inventories, net	124,705	118,459
Income tax receivables	4,155	17,158
Prepaid expenses and other	15,639	12,423
Total Current Assets	285,553	375,175
Property, plant and equipment, net	9,740	9,774
Goodwill	69,727	69,727
Other intangible assets, net	192,383	198,260
Other assets	25,873	3,088
Total assets	$583,276	$656,024

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$71,823	$82,755
Accounts payable - related party	2,608	2,232
Accrued expenses and other	34,551	29,164
Accrued warranty reserve	3,098	3,049
Income tax payable	10,224	8,814
Deferred revenue	89,880	149,821
Current portion of contingent consideration	9,567	8,955
Current portion of long-term debt	4,300	4,313
Other current liabilities	6,288	—
Total current liabilities	232,339	289,103
Long-term liabilities
Deferred tax liability	13,043	13,114
Contingent consideration, net of current portion	10,272	10,736
Other long-term liabilities	6,055	—
Long-term debt, net of current portion	391,682	423,970
Total long-term liabilities	421,052	447,820
Total liabilities	653,391	736,923
Commitments and contingencies

Stockholders’ Deficit
Preferred stock of 0.001 par value - 5,000,000 shares authorized; none issued as of March 31, 2021 and December 31, 2020	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 126,994,467 shares issued as of March 31, 2021 and December 31, 2020	127	127

Array Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(in thousands except share and per share amounts)

	March 31,	December 31,
	2021	2020
Additional paid-in capital	148,370	140,473
Accumulated deficit	(218,612)	(221,499)
Total stockholders’ deficit	(70,115)	(80,899)
Total liabilities and stockholders’ deficit	$583,276	$656,024

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations (unaudited)
(in thousands, except share amounts)

	Three Months Ended March 31,
	2021	2020
Revenues	$245,932	$437,718
Cost of revenue	202,074	319,302
Gross profit	43,858	118,416

Operating expenses
General and administrative	24,673	11,707
Contingent consideration	148	(1,013)
Depreciation and amortization	5,984	6,374
Total operating expenses	30,805	17,068

Income from operations	13,053	101,348

Other expense
Other (expense), net	(78)	108
Interest expense	(9,009)	(5,229)
Total other expense	(9,087)	(5,121)
Income before income tax expense	3,966	96,227
Income tax expense	1,079	22,542
Net income	$2,887	$73,685

Earnings per share
Basic	$0.02	$0.61
Diluted	$0.02	$0.61
Weighted average number of shares
Basic	126,994	119,994
Diluted	127,298	119,994

Array Technologies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2021	2020
Cash Flows from operating activities
Net income	$2,887	$73,685
Adjustments to reconcile net income to net cash used in operating activities:
Provision for (recovery of) bad debts	(535)	89
Deferred tax benefit	(71)	(2,272)
Depreciation and amortization	6,481	6,861
Amortization of debt discount and issuance costs	3,586	2,160
Interest paid-in-kind	—	1,321
Equity-based compensation	7,911	1,758
Contingent consideration	148	(1,013)
Warranty provision	302	597
Changes in operating assets and liabilities:
Accounts receivable	(2,692)	(19,515)
Inventories	(6,246)	27,433
Income tax receivables	13,003	628
Prepaid expenses and other	(3,216)	7,487
Accounts payable	(10,556)	(35,555)
Accrued expenses and other	5,134	12,978
Income tax payable	1,410	23,236
Lease liabilities	247	—
Deferred revenue	(59,941)	(301,152)
Net cash used in operating activities	(42,148)	(200,576)
Cash flows from investing activities
Purchase of property, plant and equipment	(570)	(168)
Investment in equity securities	(10,000)	—
Net cash used in investing activities	(10,570)	(168)
Cash flows from financing activities
Proceeds from revolving loan facility	—	10
Principal payments on term loan facility	(30,000)	(57,702)
Debt issuance costs	(6,590)	—
Net cash used in financing activities	(36,590)	(57,692)
Net decrease in cash, cash equivalents and restricted cash	(89,308)	(258,436)
Cash, cash equivalents and restricted cash, beginning of period	108,441	361,257
Cash, cash equivalents and restricted cash, end of period	$19,133	$102,821

Array Technologies, Inc. and Subsidiaries
Adjusted EBITDA Reconciliation (unaudited)
(in thousands)

The following table reconciles net income to Adjusted EBITDA:

	Three Months Ended March 31,
	2021	2020
Net Income	$2,887	$73,685
Interest expense, net	9,009	5,229
Other expense (income), net	78	(108)
Income tax expense	1,079	22,542
Depreciation expense	604	549
Amortization of intangibles	5,877	6,312
Equity-based compensation	7,911	1,758
Contingent consideration	148	(1,013)
ERP implementation costs(a)	—	1,094
Legal expense(b)	44	468
Other costs(c)	6,815	219
Adjusted EBITDA	$34,452	$110,735

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended March 31, 2021, other costs represent (i) $3.2 million of logistics charges incurred primarily due to weather events and port issues which we do not expect to incur in the future (ii) certain costs associated with our follow-on offerings of $2.4 million, (iii) certain professional fees and payroll related costs which we do not expect to incur in the future of $1.2 million. For the quarter ended March 31, 2020, other costs represent certain professional fees which we do not expect to incur in the future of $0.2 million.

Array Technologies, Inc. and Subsidiaries
Adjusted Net Income Reconciliation (Unaudited)
(In thousands)

The following table reconciles net income to Adjusted Net Income:

	Three Months Ended March 31,
	2021	2020
Net Income	$2,887	$73,685
Amortization of intangibles	5,877	6,312
Amortization of debt discount and issuance costs	3,586	2,160
Equity-based compensation	7,911	1,758
Contingent consideration	148	(1,013)
ERP implementation costs(a)	—	1,094
Legal expense(b)	44	468
Other costs(c)	6,815	219
Income tax expense of adjustments(d)	(3,612)	(2,408)
Adjusted Net Income	$23,656	$82,275

(a) Represents consulting costs associated with our enterprise resource planning system implementation.

(b) Represents certain legal fees and other related costs associated with (i) a patent infringement action against a competitor for which a judgement has been entered in our favor and successful defense of a related matter and (ii) a pending action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) For the three months ended March 31, 2021, other costs represent (i) $3.2 million of logistics charges incurred primarily due to weather events and port issues which we do not expect to be a part of our on-going operations (ii) certain costs associated with our follow-on offering of $2.4 million, (iii) certain professional fees and payroll related costs which we do not expect to incur in the future of $1.2 million. For the quarter ended March 31, 2020, other costs represents certain professional fees which we do not expect to incur in the future of $0.2 million.

(d) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.